                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [X]  Preliminary Proxy Statement
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
     [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             Woolworth Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

          (1)  Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

          (5)  Total fee paid:

            --------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount previously paid:
         -----------------------------------------------------------------------

          2)  Form, Schedule or Registration Statement No.:
                                ------------------------------------------------

          3)  Filing Party:
--------------------------------------------------------------------------------

          4)  Date Filed:
--------------------------------------------------------------------------------

                                [WOOLWORTH LOGO]

                                                                     May 5, 1997

Dear Shareholder:

     We invite you to attend the 1997 annual meeting of shareholders of Woolworth Corporation, which will be held on Thursday, June 12, 1997, at 10:00 A.M., at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006.

     The matters to be considered and voted upon at the annual meeting are described in the notice of the 1997 annual meeting of shareholders and proxy statement that accompany this letter. Because it is important that your shares be voted at the annual meeting, whether or not you attend the meeting in person, we urge you to complete, date and sign the enclosed proxy card and promptly return it in the accompanying envelope. Although you have returned your proxy card, if you attend the meeting and wish to vote your shares in person, you may do so.

     If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the completed card promptly so that we can mail an admission card to you. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting. Please note that attendance at the meeting will be limited to shareholders as of the record date (or authorized representatives) having an admission card or evidence of their share ownership, and guests of the Company.

Sincerely,

/s/ ROGER N. FARAH                               /s/ DALE W. HILPERT
--------------------------------                 -------------------------------
ROGER N. FARAH                                   DALE W. HILPERT
Chairman of the Board and                        President and
Chief Executive Officer                          Chief Operating Officer

                PLEASE COMPLETE, DATE, SIGN AND MAIL YOUR PROXY

                      IN THE ACCOMPANYING RETURN ENVELOPE.

                             WOOLWORTH CORPORATION
                                  233 BROADWAY
                            NEW YORK, NEW YORK 10279

                                   NOTICE OF
                              1997 ANNUAL MEETING
                                OF SHAREHOLDERS

     To the Shareholders of Woolworth Corporation:

     NOTICE IS HEREBY GIVEN that the 1997 annual meeting of shareholders of Woolworth Corporation (the "Company") will be held at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006, on Thursday, June 12, 1997, at 10:00 A.M., local time, for the following purposes:

          1. To elect three directors in Class III, each for a three-year term expiring at the annual meeting of shareholders in 2000;

          2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation and By-laws to decrease the authorized number of directors;

          3. To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent accountants of the Company for the 1997 fiscal year;

          4. To consider and act upon, if presented at the annual meeting, two shareholder proposals, as described in the proxy statement; and

          5. To transact such other business as may properly come before the annual meeting and any adjournment thereof.

     Each of the matters identified above is more fully described in the accompanying proxy statement.

     The Board of Directors adopted, and recommends for approval at this annual meeting, an amendment to Article II, Section 1 of the Company's By-laws. The amendment provides that the number of directors constituting the entire Board of Directors shall be not less than 9 or more than 17, with the exact number of directors to be determined from time to time by resolution of a majority of the entire Board of Directors.

     Shareholders of record on the books of the Company at the close of business on April 30, 1997, are entitled to notice of, and to vote at, the 1997 annual meeting.

                                                   By Order of the Board of
                                                   Directors
                                                          GARY M. BAHLER
                                                             Secretary

May 5, 1997

                             WOOLWORTH CORPORATION
                                  233 BROADWAY
                            NEW YORK, NEW YORK 10279

                                PROXY STATEMENT

     This proxy statement is being furnished to shareholders of Woolworth Corporation (the "Company"), a New York corporation, in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Company's annual meeting of shareholders to be held on June 12, 1997, and at any adjournment thereof.

     This proxy statement and the proxy card are first being mailed or otherwise sent to shareholders on or about May 5, 1997.

SOLICITATION OF PROXIES

     Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, in person or otherwise. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $15,000 plus out-of-pocket expenses. The costs of the solicitation will be borne by the Company. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the Company's stock and obtain voting instructions from the beneficial owners, and the Company will reimburse those firms for their expenses in so doing.

     A copy of the Company's 1996 Annual Report to Shareholders for the fiscal year ended January 25, 1997 ("1996"), has been mailed to each shareholder of record. Copies of the Company's 1996 annual report on Form 10-K (exclusive of certain exhibits) may be obtained, without charge, by writing to the Secretary, Woolworth Corporation, 233 Broadway, New York, New York 10279.

OUTSTANDING VOTING STOCK AND RIGHTS

     The only voting securities of the Company are the shares of Common Stock. Shareholders of record on the books of the Company at the close of business on April 30, 1997, are entitled to notice of, and to vote at, the annual meeting.
On that date, there were outstanding             shares of Common Stock, par
value $.01 per share ("Common Stock").

     The accompanying proxy card is intended to permit a shareholder of record to vote at the annual meeting, whether or not that shareholder attends the meeting. The proxy card indicates on its face the number of shares of Common Stock registered in the name of each shareholder of record on April 30, 1997, including shares held in the Company's 401(k) Plan.

     If a shareholder's proxy card is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the proxy card by the shareholder. Shareholders may revoke their proxies at any time prior to any vote at the annual meeting by written notice to the Secretary of the Company at or before the meeting, by submission of a duly executed proxy card bearing a later date, or by voting in person by ballot at the meeting.

     It is the policy of the Company that shareholders of Common Stock be provided privacy in voting. Accordingly, all proxy cards, ballots and voting tabulations which identify shareholders of Common Stock are held permanently confidential from the Company, except (i) as necessary to meet any applicable legal requirements, (ii) when disclosure is expressly requested by a shareholder or where a shareholder makes a written comment on a proxy card, which will be treated by the Company as a request for disclosure, (iii) in a contested proxy solicitation, or (iv) to allow independent election inspectors to tabulate and certify the vote. The tabulators and inspectors of election are independent and are not employees of the Company.

VOTES REQUIRED

     Each share of Common Stock is entitled to one vote.

     Each of the three nominees for director must be elected by a plurality of the votes cast at the annual meeting by, or on behalf of, the holders of the shares of Common Stock entitled to vote in the election. The affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote thereon is required for the adoption of the proposal to amend the Certificate of Incorporation and the By-laws. The affirmative vote of a majority of the votes cast at the annual meeting by, or on behalf of, holders of the shares of Common Stock entitled to vote thereon is required for the ratification of the appointment of independent accountants and for the approval of the shareholder proposals.

     Under Securities and Exchange Commission ("SEC") rules, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals, or to withhold authority to vote for one or more of the nominees for director. New York law and the Company's By-laws require the presence of a quorum at the annual meeting. Votes withheld from director nominees and abstentions are counted as present for purposes of determining a quorum. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, are not counted for purposes of determining a quorum.

     Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of the appointment of independent accountants and the approval of the shareholder proposals. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for those individuals. Abstentions and broker non-votes are considered in determining the number of votes required to attain a majority of the outstanding shares in connection with the Company's proposal to amend the Certificate of Incorporation and By-laws. Because this proposal requires the affirmative vote of a majority of all outstanding shares entitled to vote for approval, an abstention or broker non-vote will have the same legal effect as a vote against such proposal.

     The Company's Certificate of Incorporation and By-laws do not contain any provisions with respect to the effect of abstentions or broker non-votes.

                           1.  ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the members of the Company's Board of Directors be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two. The terms of the four directors who currently constitute Class III expire at the 1997 annual meeting.

     Jarobin Gilbert Jr., Margaret P. MacKimm and John J. Mackowski will be considered for election as directors in Class III, each to hold office for a three-year term expiring at the annual meeting in 2000. Helen Galland is not standing for reelection following the expiration of her term at the 1997 annual meeting, as she will have reached the mandatory retirement age for directors. The seven remaining directors will continue in office, in accordance with their previous elections, until the expiration of the terms of their classes at the 1998 or 1999 annual meeting, as the case may be. Shareholders are being asked to approve at this annual meeting amendments to the Company's Certificate of Incorporation and By-laws that would reduce the minimum number of directors from 11 to 9. In the event shareholders do not approve these amendments, the Board of Directors would have to act following the annual meeting to fill the vacancy created by Ms. Galland's retirement.

     Unless authority to do so has been withheld, shares represented by the enclosed proxy card, when the proxy card has been duly executed and returned, will be voted at the annual meeting in favor of the election of Jarobin Gilbert Jr., Margaret P. MacKimm and John J. Mackowski, each as a director in Class III for a three-year term, or until their respective successors are elected and qualify. Each nominee has been nominated by the Board of Directors for election and has consented to serve for the specified term. All of the nominees are presently serving as directors and were elected to serve for their present terms at the annual meeting in 1994.

     If, prior to the annual meeting, any of the three nominees becomes unable to serve as a director for any reason, the persons designated as proxies on the enclosed proxy card will have full discretion to vote the shares represented by proxies held by them for another person to serve as a director in place of that nominee.

     Biographical information follows for each of the three nominees and for each of the seven other directors of the Company whose present terms as directors will continue after the 1997 annual meeting. Any reference therein to a person's tenure as a director or officer of the Company includes service as a director or officer of F.W. Woolworth Co. for the period prior to August 7, 1989, the effective date of a share exchange between the Company and F.W. Woolworth Co.

     There are no family relationships among the directors or executive officers of the Company.

NOMINEES FOR DIRECTOR
TERMS EXPIRING IN 2000

[PHOTO OF JAROBIN      JAROBIN GILBERT, JR.  President and Chief Executive Officer of DBSS Group,
GILBERT, JR.]          Inc. (management, planning and trade consulting services) since 1992; he was an independent management consultant from 1990 to 1992. He is a director of Whitman Corp.; a trustee of Atlantic Mutual Insurance Company and a director of its subsidiaries, Atlantic Specialty Insurance Company and Centennial Insurance Company; a member of the Supervisory Board of F.W.
                       Woolworth Co. GmbH ("FWW GmbH"), a wholly owned subsidiary of the Company;
                       a director of Valley Agency for Youth and the American Council on Germany;
                       and a permanent member of the Council on Foreign Relations. Mr. Gilbert, age 51, has been a director of the Company since 1981.
[PHOTO OF MARGARET     MARGARET P. MACKIMM.  Former Senior Vice President-Communications of Kraft
P. MACKIMM]            Foods, Inc. (multinational marketer and processor of food products) and its predecessor, Kraft, Inc. (1986 to 1989). She is a director of Chicago Title and Trust Company, Chicago Title Insurance Company, The World Press
                       Institute, and the Human Relations Foundation of Chicago. Mrs. MacKimm, age
                       63, has been a director of the Company since 1977.
[PHOTO OF JOHN J.      JOHN J. MACKOWSKI.  Former Chairman of the Board and Chief Executive
MACKOWSKI]             Officer of Atlantic Mutual Insurance Company and its subsidiary, Centennial
                       Insurance Company (property, liability and marine insurance) (1985 to
                       1988); and Chairman of the Board and Chief Executive Officer of Atlantic
                       Specialty Insurance Company (formerly Atlantic Reinsurance Company) (issuer of reinsurance contracts), a subsidiary of Atlantic Mutual Insurance
                       Company, from 1986 to 1988. He is a director of Northern Trust Company of
                       Connecticut, and of Transatlantic Holdings, Inc. Mr. Mackowski, age 71, has
                       been a director of the Company since 1986.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 1998

[PHOTO OF ROGER N.     ROGER N. FARAH.  The Company's Chairman of the Board and Chief Executive
FARAH]                 Officer since December 1994. Mr. Farah was President and Chief Operating
                       Officer of R. H. Macy & Co., Inc. (retail merchants) from July 1994 to
                       October 1994. He was Chairman of the Board and Chief Executive Officer of
                       Federated Merchandising Services from June 1991 to July 1994, a division of
                       Federated Department Stores, Inc. (retail merchants). He is a member of the
                       Undergraduate Executive Board of The Wharton School of the University of
                       Pennsylvania. Mr. Farah, age 44, has been a director of the Company since
                       1994.

[PHOTO OF JAMES E.     JAMES E. PRESTON.  Chairman of the Board and Chief Executive Officer of
PRESTON]               Avon Products, Inc. (manufacture and sale of beauty and related products)
                       since 1989. He is a director of ARAMARK Corporation, Reader's Digest
                       Association, the Cosmetic, Toiletry and Fragrance Association, and American
                       Women's Economic Development Corporation; and a member of the Advisory
                       Board of the Salvation Army of Greater New York. Mr. Preston, age 64, has
                       been a director of the Company since 1983.
[PHOTO OF              CHRISTOPHER A. SINCLAIR.  President and Chief Executive Officer of Quality
CHRISTOPHER A.         Food Centers, Inc. (supermarket chain) since September 12, 1996. Chairman
SINCLAIR]              and Chief Executive Officer of Pepsi-Cola Company, a division of PepsiCo,
                       Inc. ("PepsiCo") (beverages, snack foods and restaurants) from April 1996 to July 1996; President and Chief Executive Officer of PepsiCo Foods and
                       Beverages International, a division of PepsiCo, from 1993 to April 1996;
                       and President and Chief Executive Officer of Pepsi-Cola International, a
                       division of PepsiCo, from 1989 to 1993. He is a director of Quality Food
                       Centers, Inc., Mattel, Inc., and Perdue Farms, Inc. He is also a director of the Amos Tuck School of Business Administration at Dartmouth College.
                       Mr. Sinclair, age 46, has been a director of the Company since 1995.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 1999

[PHOTO OF J. CARTER    J. CARTER BACOT.  Chairman of the Board and Chief Executive Officer of The
BACOT]                 Bank of New York Company, Inc. (bank holding company) and Chairman of the
                       Board of its wholly owned subsidiary, The Bank of New York, since 1982. He is a trustee of Atlantic Mutual Insurance Company and a director of its subsidiaries, Atlantic Specialty Insurance Company and Centennial Insurance
                       Company; and a director of Time Warner, Inc., Associates First Capital
                       Corporation, Phoenix Home Life Mutual Insurance Company and the Federal
                       Reserve Bank of New York. He is a Trustee of Hamilton College and the
                       Chairman of United Way of New York City. Mr. Bacot, age 64, has been a director of the Company since 1993.

[PHOTO OF PURDY        PURDY CRAWFORD.  Chairman of the Board of Imasco Limited (Canada) (consumer
CRAWFORD]              products and services) since 1987 and its Chief Executive Officer from 1987 to 1995. He is also Chairman of the Board of CT Financial Services Inc. and
                       Canada Trustco Mortgage Company, both of which are financial services companies and subsidiaries of Imasco Limited. Mr. Crawford is a director of
                       Avenor, Inc., Camco Inc., Canadian National Railway Company, Dominion
                       Textile Inc., Inco Limited, Maple Leaf Foods Ltd., Trinova Corporation,
                       Petro-Canada and Nova Scotia Power Inc. He is Governor Emeritus of McGill
                       University; Chancellor of Mount Allison University; a member of the Board of Governors of Royal Victoria Hospital Corporation; a member of the
                       Advisory Board of Oxford Frozen Foods Limited; and Honorary Counsel to the
                       Canadian law firm of Osler, Hoskin & Harcourt. Mr. Crawford, age 65, has been a director of the Company since 1995.
[PHOTO OF PHILIP H.    PHILIP H. GEIER, JR.  Chairman of the Board and Chief Executive Officer of
GEIER, JR.]            Interpublic Group of Companies, Inc. (advertising agencies and other marketing communication services) since 1980. He is a director of Fiduciary
                       Trust Company International. He is also a member of the Board of Overseers and Managers of Memorial Sloan Kettering Cancer Center and of the Board of
                       Trustees of the Whitney Museum of American Art. Mr. Geier, age 62, has been a director of the Company since 1994.
[PHOTO OF DALE W.      DALE W. HILPERT.  The Company's President and Chief Operating Officer since
HILPERT]               May 15, 1995. Mr. Hilpert was Chairman and Chief Executive Officer of the
                       Payless Shoe Source division of The May Department Stores Company (retail merchants) from 1985 to April 1995. Mr. Hilpert, age 54, has been a director of the Company since 1995.

                  BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK

     The following table sets forth, as reported to the Company, the number of shares of Common Stock beneficially owned as of April 1, 1997, by each of the directors, nominees and named executive officers, and by all directors, nominees and executive officers of the Company as a group, and includes shares of Common Stock which they have a right to acquire within 60 days after that date by the exercise of options that have been granted under the Company's stock option plans.

     As of April 1, 1997, no director, nominee or executive officer beneficially owned one percent or more of the total number of outstanding shares of Common Stock. Such determination was made by dividing the number of shares owned, pursuant to Rule 13d-3(d)(1) promulgated under Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), by the total number of shares of Common Stock outstanding at the close of business on April 1, 1997.

     Except as otherwise noted in a footnote below, each director, nominee and executive officer has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his or her name in the table.

                                                                             AMOUNT AND
                                                                              NATURE OF
                                                                             BENEFICIAL
                        NAME OF BENEFICIAL OWNER                              OWNERSHIP
    -----------------------------------------------------------------    -------------------
    J. Carter Bacot..................................................             2,482
    M. Jeffrey Branman...............................................            25,000(a)
    Purdy Crawford...................................................             9,914
    John E. DeWolf III...............................................            10,000(a)
    Roger N. Farah...................................................         1,001,657(b)
    Helen Galland....................................................             2,914
    Philip H. Geier Jr...............................................             3,914
    Jarobin Gilbert Jr...............................................               982
    Dale W. Hilpert..................................................           338,758(c)
    Andrew P. Hines..................................................           124,412(d)
    Margaret P. MacKimm..............................................             3,982
    John J. Mackowski................................................             3,848
    James E. Preston.................................................             8,897(e)
    Christopher A. Sinclair..........................................             2,014
    All 18 directors, nominees and executive officers as a group,
      including the named executive officers.........................         1,681,562(f)

---------------
(a) Represents shares of Common Stock that may be acquired by the exercise of stock options.

(b) Includes 800,000 shares of Common Stock that may be acquired by the exercise of stock options and 31 shares of Common Stock held in the Company's 401(k) Plan.

(c) Includes 333,333 shares of Common Stock that may be acquired by the exercise of stock options and 425 shares of Common Stock held in the Company's 401(k) Plan.

(d) Includes 114,333 shares of Common Stock that may be acquired by the exercise of stock options and 581 shares of Common Stock held in the Company's 401(k) Plan.

(e) Excludes 50 shares of Common Stock owned by Mr. Preston's stepchildren, with respect to which Mr. Preston disclaims beneficial ownership.

(f) This figure represents approximately 1.25 percent of the shares of Common Stock outstanding at the close of business on April 1, 1997. It includes all of the shares referred to in footnotes (a) through (e) above, a total of 133,699 shares of Common Stock that may be acquired within 60 days after April 1, 1997 by three executive officers of the Company (excluding the named executive officers) by the exercise of stock options, and 348 shares of Common Stock held by two executive officers in the Company's 401(k) Plan.

     Following is information with respect to shareholders who beneficially own more than 5 percent of a class of the Company's voting securities. This information is derived from documents filed by those shareholders with the SEC. To the best knowledge of the Company, there are no other shareholders who beneficially own more than 5 percent of a class of the Company's voting securities.

                                                                   AMOUNT AND
  TITLE OF                    NAME AND ADDRESS                NATURE OF BENEFICIAL   PERCENT
    CLASS                    OF BENEFICIAL OWNER                   OWNERSHIP         OF CLASS
-------------    -------------------------------------------  --------------------   --------
Common Stock     Edward C. Johnson 3rd,                            15,972,496(a)       11.92%
                 Abigail P. Johnson and FMR Corp.
                 82 Devonshire Street
                 Boston, MA 02109
Common Stock     The Capital Group Companies, Inc. and             11,953,400(b)         8.9%
                 Capital Guardian Trust Company
                 333 South Hope Street
                 Los Angeles, CA 90071
Common Stock     Mellon Bank Corporation                            8,713,410(c)         6.5%
                 One Mellon Bank Center
                 Pittsburgh, PA 15258
Common Stock     Greenway Partners, L.P.,                           8,071,922(d)         6.0%
                 Greentree Partners, L.P.,
                 Greenhut, L.L.C., Greenbelt Corp.,
                 Greenhouse Partners, L.P.,
                 Greenhut Overseas, L.L.C.,
                 Alfred D. Kingsley,
                 and Gary K. Duberstein
                 277 Park Avenue
                 New York, NY 10017
                 Greensea Offshore, L.P.
                 P.O. Box 1561
                 Mary Street
                 Grand Cayman, Cayman Islands
                 British West Indies

---------------
(a) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the SEC. As reported in the 13G, Fidelity Management & Research Company ("Fidelity"), a
wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 15,524,953 shares. FMR and Mr. Johnson held sole power to dispose of 15,972,496 shares and sole power to vote or to direct the vote of
    203,543 shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 447,543 shares. Approximately 49 percent of the voting stock of FMR is owned by Mr. Johnson and members of his family and trusts for their benefit. Mr. Johnson, Ms. Johnson, members of their family and associated trusts form a controlling group with respect to FMR. Mr. Johnson serves as Chairman of FMR and Ms. Johnson serves as a director of FMR.

(b) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the SEC. As reported in the 13G, The Capital Group Companies, Inc. (the "Capital Group") is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the 13G. The Capital Group held sole voting power with respect to 8,070,100 shares and sole dispositive power with respect to 11,953,400 shares. Capital Guardian Trust Company, a bank and a wholly owned subsidiary of the Capital Group, held sole voting power with respect to 7,408,900 shares and sole dispositive power with respect to 9,342,200 shares.

(c) Reflects shares beneficially owned as of December 31, 1996, according to a statement on Schedule 13G filed with the SEC by Mellon Bank Corporation ("Mellon Bank"). As reported in the 13G, Mellon Bank, a parent holding company, holds sole voting power with respect to 5,796,410 shares; sole dispositive power with respect to 7,758,410 shares; shared voting power with respect to 108,000 shares and shared dispositive power with respect to 842,000 shares. All of the shares are held by Mellon Bank and its direct or indirect subsidiaries in their various fiduciary capacities.

(d) Reflects shares beneficially owned as of January 3, 1997, according to Amendment No. 1 to a statement on Schedule 13D filed with the SEC. As reported in the 13D, Greenway Partners, L.P. holds sole voting and dispositive power with respect to 1,450,700 shares; Greentree Partners, L.P. holds sole voting and dispositive power with respect to 750,000 shares; Greenhouse Partners, L.P. holds shared voting and dispositive power with respect to 1,450,700 shares; Greenhut, L.L.C. holds shared voting and dispositive power with respect to 750,000 shares; Greenbelt Corp. holds sole voting and dispositive power with respect to 4,871,222 shares; Greensea Offshore, L.P. holds sole voting and dispositive power with respect to 1,000,070 shares; Greenhut Overseas, L.L.C. holds shared voting and dispositive power with respect to 1,000,000 shares; and Alfred D. Kingsley and Gary K. Duberstein each hold shared voting and dispositive power with respect to 8,071,922 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's directors and executive officers file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors and officers are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 1996 fiscal year, its directors and executive officers complied with all applicable SEC filing requirements.

                               BOARD OF DIRECTORS

ORGANIZATION AND POWERS

     The Board of Directors has responsibility for establishing broad corporate policies, reviewing significant developments affecting the Company, and monitoring the general performance of the Company.

     In 1997 the Board of Directors is scheduled to hold six regular meetings. During 1996, the Board held nine meetings.

     The Company's Certificate of Incorporation and By-laws provide for a Board of Directors consisting of not less than 11, nor more than 19, directors, the exact number to be determined, from time to time, by resolution adopted by a majority of the Board. The size of the Board is presently fixed at 11 directors. Shareholders are being asked to consider and vote on at this annual meeting a proposal by the Company to amend the Company's Certificate of Incorporation and the By-laws to reduce the authorized number of directors to a minimum of 9 and maximum of 17.

     The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. Each director serves on one or more committees. During 1996, each incumbent director, other than Philip H. Geier Jr., attended at least 75 percent of the aggregate total number of meetings of the Board and of meetings held by all committees of which such director was a member.

COMMITTEES

     There are currently six standing committees of the Board, described below.

     Audit Committee. The members of the committee are: J. J. Mackowski (Chairman), P. Crawford, H. Galland and J. Gilbert, Jr. The committee met six times during 1996. The committee evaluates and reviews such matters as the Company's systems of internal accounting controls and the scope and results of the Company's internal audit procedures. The committee also recommends to the Board the appointment of the Company's independent accountants, reviews the scope and results of their audit and approves their audit and non-audit fees. The committee has direct channels of communication with the Company's independent accountants and internal auditors, including meeting with each of them, both with and without the presence of Company management, to discuss and review issues as appropriate. The committee also meets with the Company's financial personnel and general counsel to review their various activities and findings. While it is the responsibility of management to design and implement an effective system of internal accounting controls, it is the responsibility of the committee to ensure that management has done so. It is also the responsibility of the committee to review periodically the adequacy, management and effectiveness of the Company's management information systems.

     Acquisitions and Finance Committee.  The members of the committee are: J.
C. Bacot (Chairman), J. E. Preston and C. A. Sinclair. The committee met twice in 1996. The committee considers proposals concerning mergers, combinations, acquisitions, sales, or offers to purchase the Company's shares or significant assets. In addition, the committee reviews certain proposed acquisitions by the Company of shares or assets of third parties, and it considers proposed debt or equity issues of the Company.

     Compensation Committee. The members of the committee are: J. E. Preston (Chairman), P. H. Geier, Jr., and M. P. MacKimm. The committee met seven times during 1996. The committee establishes and approves compensation plans and goals thereunder, salaries, incentives and other forms of compensation for the Company's officers and for certain other executives of the Company and its major subsidiaries and operating divisions. The committee administers the Annual Incentive Compensation Plan (the "Annual Plan"), Long-Term Incentive Compensation Plan (the "Long-Term Plan"), Supplemental Executive Retirement Plan (the "SERP"), Executive Supplemental Retirement Plan (the "Supplemental Plan"), Voluntary Deferred Compensation Plan, and may take certain actions with respect to the Trust (as hereinafter defined). The committee also administers the 1994 Woolworth Employees Stock Purchase Plan (the "1994 Purchase Plan"), administers and grants options under the Woolworth Corporation 1995 Stock Option and Award Plan (the "1995 Award Plan") and administers the 1986 Woolworth Stock Option Plan (the "1986 Option Plan"). As a result of the Company's acquisition of Eastbay, Inc. on January 30, 1997 and the Company's adoption and assumption of the Eastbay, Inc. 1994 Stock Incentive Plan (the "Eastbay Plan"), the Committee also administers the Eastbay Plan. Members of the committee are not eligible to participate in the 1994 Purchase Plan, to be granted options under the 1995 Award Plan, or to participate in the Company's incentive compensation plans.

     Executive Committee. The members of the committee are the Chairman of the Board and the directors who are not officers of the Company. The committee held no meetings in 1996. Except for certain matters reserved to the Board, the committee has all of the powers of the Board in the management of the business of the Company during intervals between Board meetings.

     Nominating and Organization Committee.  The members of the committee are:
J. Gilbert Jr. (Chairman), J. C. Bacot, and J. E. Preston. The committee met twice in 1996. The committee makes recommendations to the Board with respect to the size and composition of the Board and the Company's internal organizational structure. In addition, the committee reviews the qualifications of candidates, and makes recommendations to the Board with respect to nominees, for election as directors. The committee also considers nominees recommended by shareholders. The By-laws require that notice of nominations proposed by shareholders be received by the Secretary of the Company, along with certain other specified material, at least 75 days prior to the meeting of shareholders at which directors are to be elected. Any shareholder who wishes to nominate a candidate for election to the Board should obtain a copy of the relevant section of the By-laws from the Secretary of the Company.

     Retirement Investment Committee. The members of the committee are: M. P. MacKimm (Chairman), P. Crawford, H. Galland, and J. J. Mackowski. The committee met three times in 1996. The committee has responsibility to supervise the investment of the assets of the retirement plans of the Company and to appoint, review the performance of and, if appropriate, replace, the trustee of the Company's pension trust and the managers responsible for managing the funds of such trust.

     In addition, the Board has established a Retirement Administration Committee, composed of certain officers of the Company, to which the Board has delegated certain administrative responsibilities with regard to the retirement plans of the Company.

DIRECTORS' COMPENSATION AND BENEFITS; INDEMNIFICATION ARRANGEMENTS

     Directors who are not officers or employees of the Company each receive a retainer of $40,000 per year. The committee chairmen each receive an additional annual retainer of $3,000. No separate fees are paid for attendance at Board or committee meetings. One-half of the annual retainer payable to nonemployee directors is required to be paid in shares of the Company's Common Stock under the Directors' Stock Plan, with the balance payable in cash. Directors may elect to receive up to 100 percent of their annual retainer in Common Stock. The number of shares of Common Stock received under the plan is determined by dividing the applicable retainer amount by the average price of a share of Common Stock on the last business day preceding July 1 of each year. In addition, directors are reimbursed for their reasonable expenses in attending meetings of the Board and committees, including travel expenses to and from meetings.

     The Directors' Retirement Plan was frozen as of December 31, 1995. Consequently, only those five directors who completed at least five years of service as a director on that date, and who are not receiving, or entitled to receive, a retirement benefit under any of the Company's or its subsidiaries' other retirement plans or programs, are entitled to receive a retirement benefit under this plan. Under the Directors' Retirement Plan, an annual retirement benefit of $24,000 will be paid to any qualified director for the lesser of the number of years of his or her service as a director or 10 years. Payment of benefits under this plan generally begins on the later of any such director's termination of service as a director or the attainment of age 65. Directors with less than five years of service at December 31, 1995, and directors who are elected after this date, are not eligible to participate in the Directors' Retirement Plan.

     During 1996 the Company made available to directors who are not covered by any other personal financial planning program the financial planning program which it has established for its senior management employees. One director participated in this program during 1996. Participation in this program was frozen as of December 31, 1995, so that any director not participating in the program on that date is not eligible to participate.

     At the Company's request, Jarobin Gilbert Jr. serves on the Supervisory Board of FWW GmbH. In connection with this service, Mr. Gilbert receives an annual fee of DM 15,000 (approximately U.S. $9,000) and reimbursement for reasonable expenses in attending meetings of the Supervisory Board. In addition, pursuant to a consulting arrangement with DBSS Group, Inc. ("DBSS"), of which Mr. Gilbert is the President and Chief Executive Officer, the Company pays an annual fee of $20,000 to DBSS for consulting services rendered by Mr. Gilbert related to the Company's businesses in Germany. The Company paid DBSS the sum of $15,000 during 1996.

     The Company has purchased directors' and officers' liability and corporation reimbursement insurance from National Union Fire Insurance Company of Pittsburgh, Pa., The Great American Insurance Companies, Aetna Casualty & Surety Co. and The Chubb Group of Insurance Companies. These policies insure the Company and all of the Company's wholly owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. For the 12-month period ending September 12, 1997, the total premium for these policies is $797,420. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by Federal Insurance Company and National Union Fire Insurance Company, which have a total premium of $110,530 for the 12-month periods ending August 31, 1997 and September 12,

1997, respectively. To date, no amount has been paid under any of the insurance policies described in this paragraph, although notices of claim have been made under certain of the insurance policies in effect during the policy period ended September 12, 1994 in connection with the matters discussed in the section on Legal Proceedings.

     The Company has entered into indemnification agreements (the
"Indemnification Agreements") with its directors and executive officers in the form approved by shareholders at the 1987 annual meeting.

LEGAL PROCEEDINGS

     Between March 30, 1994, and April 18, 1994, the Company and certain of its present and former directors and officers were named as defendants in lawsuits brought by certain shareholders claiming to represent classes of shareholders that purchased shares of the Company's Common Stock during different periods between January 1992 and March 1994.

     These class action complaints purport to present claims under the federal securities and other laws and seek unspecified damages based on alleged misleading disclosures during the class periods.

     On April 29, 1994, United States Senior District Judge Richard Owen entered an Order consolidating 25 actions, purportedly brought as class actions, commenced against the Company and certain officers and directors of the Company in the United States District Court for the Southern District of New York, under the caption In re Woolworth Corporation Securities Class Action Litigation. Plaintiffs served an Amended and Consolidated Class Action Complaint, to which the defendants responded. On February 17, 1995, Judge Owen entered an order for certification of the action as a class action on behalf of all persons who purchased the Company's Common Stock or options on the Company's Common Stock from May 12, 1993 to March 29, 1994 inclusive, pursuant to a stipulation among the parties. On March 13, 1997, the parties' representatives engaged in a mediation proceeding with a view toward settling the issues in dispute. As a result, the parties have agreed in principle to a settlement of the class action, subject to final documentation and the approval of the court. In the opinion of management, the settlement, if approved by the court, would not have a material adverse effect on the results of operations or financial position of the Company.

     Five separate state-court derivative actions filed in April 1994 were consolidated under the caption In re Woolworth Corporation Derivative Litigation and are now pending in the Supreme Court of the State of New York, County of New York. Plaintiffs served a Consolidated Complaint on behalf of the plaintiffs in these five actions together with the plaintiff in the former federal derivative action Sternberg v. Woolworth Corp., which has been dismissed. Defendants moved to dismiss the Consolidated Complaint, and on April 27, 1995, the court granted defendants' motion, with leave to the plaintiffs to replead. On June 7, 1995, plaintiffs served a Consolidated Amended Derivative Complaint. On June 27, 1995, defendants moved to dismiss the Consolidated Amended Derivative Complaint with prejudice. On April 10, 1996, the court granted defendants' motion with prejudice. Plaintiffs have filed a notice of appeal from the dismissal to the Appellate Division, First Department, which appeal is now pending.

     There is one federal derivative action pending in the United States District Court for the Southern District of New York under the caption Rosenbaum
v. Sells et al. There have been no material developments in this action.

     These actions are all at a preliminary stage of proceedings. Accordingly, the outcomes cannot be predicted with any degree of certainty. As a result, the Company cannot determine if the results of the litigation will have a material adverse effect on the Company's results of operations or financial position.

     During 1994, the staff of the SEC initiated an inquiry related to the matters that were reviewed by the Special Committee of the Board of Directors as well as in connection with trading in the Company's securities by certain directors and officers of the Company. The SEC staff has advised that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. In the opinion of management, the result of the inquiry will not have a material adverse effect on the results of operations or financial position of the Company.

     The information in this section on Legal Proceedings is current as of April , 1997.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company and its subsidiaries have had transactions in the normal course of their businesses with various other corporations, including certain corporations whose directors or officers are also directors of the Company. The amounts involved in such transactions have not been material in relation to the businesses of the Company or its subsidiaries, and it is believed that such amounts have not been material in relation to the businesses of such other corporations. In addition, it is believed that these transactions have been on terms no less favorable to the Company than if they had been entered into with disinterested parties. It is anticipated that transactions with such other corporations will continue in the future.

     The Bank of New York ("BONY"), of which J. C. Bacot is the Chairman of the Board, provides various banking and trust services to the Company and certain of its subsidiaries. These services include acting as the trustee and custodian for the pension trust under The Woolworth Retirement Plan, as amended (the "Retirement Plan"); acting as trustee in connection with the Company's 8 1/2% debentures due 2022 and medium-term notes maturing between 1997 and 2002; acting as an issuing bank under various letters of credit; providing financial planning services under the Company's financial planning program for certain management employees; and acting as trustee of the Trust (as hereinafter described). BONY is the Administrative Agent of the Company's existing long-term revolving credit facility. BONY had also been the Administrative Agent of the Company's short-term revolving credit facility, which terminated in April 1996. In addition, the Company leases space to BONY. Rental income received from BONY was approximately $559,000 in 1996.

     The Company purchased various products from divisions of PepsiCo during 1996. C.A. Sinclair was Chairman and Chief Executive Officer of Pepsi-Cola Company, a division of PepsiCo, and a director of PepsiCo until July 1996. Amounts paid to PepsiCo during 1996 were approximately $2,302,000.

     The Company entered into a consulting arrangement in July 1996 with DBSS Group, Inc., of which Jarobin Gilbert Jr. is President and Chief Executive Officer. Under this arrangement, Mr. Gilbert provides consulting services to the Company related to the Company's businesses in Germany. The Company paid to DBSS Group, Inc. fees of $15,000 during 1996.

     Purdy Crawford is Honorary Counsel to the Canadian law firm of Osler, Hoskin & Harcourt, which provided legal services to the Company in 1996. Mr. Crawford does not practice law with the firm and received no remuneration from this firm in 1996.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table provides certain compensation information for the Company's Chief Executive Officer during 1996 and the four other most highly compensated executive officers of the Company at January 25, 1997, for services rendered in all capacities during 1996 and the fiscal years ended January 27, 1996 ("1995") and January 28, 1995 ("1994").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                      COMPENSATION(A)
                                                                                          AWARDS
                                              ANNUAL COMPENSATION               ---------------------------
                                      ------------------------------------      RESTRICTED      SECURITIES
                                                              OTHER ANNUAL        STOCK         UNDERLYING        ALL OTHER
                                       SALARY      BONUS      COMPENSATION        AWARDS        OPTION/SARS      COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR      ($)         $             $               ($)              (#)              ($)
-----------------------------  ----   ---------   -------     ------------      ----------      -----------      ------------
Roger N. Farah(b)............  1996   1,500,000   780,900          3,372  (c)            0              0              5,688 (d)
Chairman of the Board &        1995   1,500,000   500,000(e)       3,133  (c)            0              0              5,012 (f)
Chief Executive Officer        1994     210,227         0             79  (c)    3,250,000(g)     800,000          1,000,000 (h)
M. Jeffrey Branman(i)........  1996     365,079   390,060(j)           0                 0         75,000              1,513 (f)
Senior Vice President --
Corporate Development
John E. DeWolf III(k)........  1996     319,444   166,303         28,242  (l)            0         30,000            254,620 (m)
Senior Vice President -- Real
Estate
Dale W. Hilpert(n)...........  1996     750,000   390,450              0                 0        100,000              8,506 (d)
President and Chief            1995     535,326   250,000(e)      84,266  (l)            0        300,000            645,376 (o)
Operating Officer
Andrew P. Hines(p)...........  1996     361,250   188,067              0                 0         43,000              2,758 (d)
Senior Vice President and      1995     350,000         0              0                 0         85,000                  0
Chief Financial Officer        1994     192,262         0              0                 0         15,000

---------------
(a) There were no payouts under the Long-Term Plan to any of the named executive officers during 1996, 1995, or 1994.

(b) Mr. Farah was elected Chairman of the Board and Chief Executive Officer in December 1994.

(c) Tax gross-up payment related to commuting use of company car.

(d) Amount includes the dollar value of the premium paid by the Company for a term life insurance policy for the benefit of the named executive and the dollar value of the Company's matching contribution under the 401(k) Plan made to the named executive's account in shares of Common Stock. The shares of Common Stock were valued at $22 per share, which represents the closing price of a share of Common Stock on December 31, 1996, the last day of the plan year. The dollar values are as follows:

                                                                                EMPLOYER MATCHING
                                                                                CONTRIBUTION UNDER
                                                     LIFE INSURANCE PREMIUM        401(K) PLAN
                                                     ----------------------     ------------------
        R. N. Farah................................          $5,012                    $676
        D. W. Hilpert..............................           7,830                     676
        A. P. Hines................................           2,082                     676

(e) Guaranteed bonus paid pursuant to employment agreement.

(f) Dollar value of premium paid by the Company for term life insurance policy for the benefit of the named executive.

(g) The Company granted to Mr. Farah 200,000 shares of Common Stock (the "Restricted Stock"), which are subject to a Restricted Stock Agreement. The shares vest over a five-year period beginning January 31, 1996 through January 31, 2000, in increments of 40,000 shares on each vesting date. Mr. Farah has the right to vote the Restricted Stock and to receive and retain all regular cash dividends payable after January 1995 to holders of Common Stock of record. The Restricted Stock award was valued in the table above at the per share closing price of the Company's Common Stock on the New York Stock Exchange on January 9, 1995, the date of grant, multiplied by the total number of shares of Restricted Stock awarded. At January 25, 1997, Mr. Farah held 200,000 shares of Restricted Stock having a value of $4,100,000, based upon a $20.50 closing price of the Company's Common Stock as reported on the New York Stock Exchange on January 24, 1997, the last business day prior to the end of the fiscal year.

(h) Sign-on bonus.

(i) Mr. Branman was elected Senior Vice President-Corporate Development in March 1996.

(j) Includes $200,000 paid as a discretionary bonus under the terms of Mr. Branman's employment.

(k) Mr. DeWolf was elected Senior Vice President-Real Estate in March 1996.

(l) Tax gross-up payment related to relocation.

(m) Amount includes a sign-on bonus of $200,000 and reimbursement for relocation expenses of $54,620.

(n) Mr. Hilpert was elected President and Chief Operating Officer effective May 15, 1995.

(o) Amount includes a sign-on bonus of $551,641; reimbursement for relocation expenses of $85,905; and payment of premium of $7,830 on life insurance policy for the benefit of Mr. Hilpert.

(p) Mr. Hines was elected Senior Vice President and Chief Financial Officer in April 1994.

     The following table provides information on Long-Term Plan awards made in 1996:

           LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR(A)

                                                   PERFORMANCE         ESTIMATED FUTURE PAYOUTS UNDER
                                  NUMBER OF          PERIOD              NON-STOCK PRICE-BASED PLAN
                                SHARES, UNITS         UNTIL        ---------------------------------------
NAME                           OR OTHER RIGHTS       PAYOUT        THRESHOLD       TARGET        MAXIMUM
-----------------------------  ---------------     -----------     ---------     ----------     ----------
R. N. Farah..................     1,500,000          1996-99       $ 600,000     $2,445,000     $4,500,000
M. J. Branman................       400,000          1996-99         160,000        652,000      1,200,000
J. E. DeWolf III.............       350,000          1996-99         140,000        570,500      1,050,000
D. W. Hilpert................       750,000          1996-99         300,000      1,222,500      2,250,000
A. P. Hines..................       365,000          1996-99         146,000        594,950      1,095,000

---------------
(a) The named executive officers and six other executive officers and key employees of the Company participate in the Long-Term Plan. Under the Long-Term Plan, individual target awards are expressed as a percentage of the participant's annual base salary. The amounts shown in the table above under the column headed "Number of Shares, Units or Other Rights" represent the annual base salary for 1996 for each of the named executive officers. The amounts shown in the columns headed "Threshold," "Target" and "Maximum" represent 40 percent, 163 percent and 300 percent, respectively, of the named executive officer's annual base salary and represent the amount that would be paid to him at the end of the performance period if the established performance goals are attained.

    Any payout under the Long-Term Plan is calculated based upon the Company's performance in the Performance Period and measured against the performance criteria set for the participant at the beginning of the Performance Period by the Compensation Committee. These performance goals are based on one or more of the following criteria: (i) the attainment of certain target levels of, or percentage increase in, consolidated net income; or (ii) the attainment of certain levels of, or a specified increase in, return on invested capital. In addition, to the extent permitted by Section 162(m) of the Code (if applicable), the Compensation Committee has the authority to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Company or the Company's financial statements, or in response to changes in applicable laws, regulations or accounting principles. Unless otherwise determined by the Compensation Committee, payment in connection with such awards shall be made only if and to the extent performance goals for the Performance Period are attained and generally only if the participant remains employed by the Company throughout the Performance Period. The Compensation Committee may award, after completion of the Performance Period, a pro-rata payment to any participant whose employment terminated during the Performance Period.

    Upon a Change in Control, as defined in the Long-Term Plan, the Compensation Committee may, to the extent permitted under Section 162(m) of the Code (if applicable), pay out an amount equal to or less than a pro-rata portion (through the date of the Change in Control) of the individual target award based on the actual performance results achieved from the beginning of the Performance Period to the date of the Change in Control and the performance results that would have been achieved had the performance goals been met for the balance of the Performance Period.

Payment to a participant under the Long-Term Plan for each Performance Period will be made, at the discretion of the Compensation Committee, either in cash or in shares of Common Stock under the 1995 Award Plan. If payment is made in shares of Common Stock, the number of shares to be paid to the participant will be determined by dividing the achieved percentage of a participant's annual base salary by the fair market value of the Common Stock on the date of payment. The amount of any payout for the performance period may not exceed the lesser of 300% of the participant's annual base salary or $5,000,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The table that follows provides information regarding grants of stock options made to the named executive officers under the 1995 Award Plan during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS (A)

                            NUMBER OF       PERCENT OF
                            SECURITIES     TOTAL OPTIONS
                            UNDERLYING      GRANTED TO       EXERCISE
                             OPTIONS       EMPLOYEES IN        PRICE       EXPIRATION         GRANT DATE
NAME                        GRANTED(#)      FISCAL YEAR      ($/SHARE)        DATE        PRESENT VALUE($)(B)
--------------------------  ----------     -------------     ---------     ----------     -------------------
R. N. Farah...............          0           N/A              N/A              N/A               N/A
M. J. Branman.............     75,000           4.3            15.75         04/10/06           179,787
J. E. DeWolf III..........     30,000           1.7            15.75         04/10/06            71,915
D. W. Hilpert.............    100,000           5.7            15.75         04/10/06           239,716
A. P. Hines...............     43,000           2.5            15.75         04/10/06           103,077

---------------
(a) Stock options were granted on April 10, 1996 to the named executive officers, except Mr. Farah.

    The per-share exercise price of each stock option may not be less than the fair market value of a share of Common Stock on the date of grant. In general, no portion of any stock option may be exercised until the first anniversary of its date of grant. The options granted during 1996 to the named executive officers will become exercisable in three equal annual installments, beginning April 10, 1997. In the event of an option holder's retirement, disability, or death while employed by the Company or one of its subsidiaries, all unexercised options that are then immediately exercisable plus those options that would have become exercisable had the option holder not retired, become disabled, or died until after the next succeeding anniversary of the date of grant of each such option, shall remain or become, as the case may be, immediately exercisable as of such date. Moreover, upon the occurrence of a "Change in Control," as defined in the 1995 Award Plan, all outstanding options shall become immediately exercisable in full, as of such date.

Options may remain exercisable for up to three years following an option holder's retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.

(b) Values were calculated as of the date of grant using a Black-Scholes option pricing model. The values shown in the table are theoretical and do not necessarily reflect the actual values that the named executive officers may ultimately realize. Any actual value to the officer will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the option exercise price. In addition to the fair market value of the Common Stock on the date of grant and the exercise price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values shown in the table: weighted-average risk-free interest rate of 6.05 percent; a stock price volatility factor of 30 percent; a two year weighted-average expected award life and a zero dividend yield. The assumptions and calculations used for the model are consistent with the assumptions for reporting stock option valuations in the Company's 1996 Annual Report to Shareholders.

     The following table provides information on the value of the named executive officers' unexercised stock options at January 25, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED                 IN-THE-MONEY
                         SHARES                         OPTIONS AT FY-END(#)             OPTIONS AT FY-END($)(A)
                       ACQUIRED ON      VALUE       -----------------------------     -----------------------------
NAME                   EXERCISE(#)     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------  -----------     --------     -----------     -------------     -----------     -------------
R. N. Farah..........       0             N/A         800,000                0          5,500,000               0
M. J. Branman........       0             N/A               0           75,000                  0         356,250
J. E. DeWolf III.....       0             N/A               0           30,000                  0         142,500
D. W. Hilpert........       0             N/A         150,000          250,000            693,750       1,168,750
A. P. Hines..........       0             N/A          57,500           85,500            287,188         422,063

---------------
(a) The fair market value (the average of the high and low prices of the Company's Common Stock) on Friday, January 24, 1997, the last business day of 1996, was $20.50.

RETIREMENT PLANS

     The Company maintains The Woolworth Retirement Plan (the "Retirement Plan"), a defined benefit plan with a cash balance formula, which covers associates of the Company and substantially all of its United States subsidiaries. All qualified employees at least 21 years of age are covered by the Retirement Plan, and plan participants become fully vested in their benefits under this plan upon completion of five years of service or upon attainment of age 65 while actively employed.

     Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant's W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant's years of service with the Company as of the beginning of each calendar year. The following table shows the percentage used to determine credits at the years of service indicated.

                                                                                 PERCENT OF W-2
                                                             PERCENT OF ALL       COMPENSATION
    YEARS OF SERVICE                                        W-2 COMPENSATION      OVER $22,000
    ------------------------------------------------------  ----------------     --------------
    Less than 6...........................................        1.10                0.55
    6-10..................................................        1.50                0.75
    11-15.................................................        2.00                1.00
    16-20.................................................        2.70                1.35
    21-25.................................................        3.70                1.85
    26-30.................................................        4.90                2.45
    31-35.................................................        6.60                3.30
    More than 35..........................................        8.90                4.45

     In addition, all balances in the participants' accounts earn interest at the fixed rate of six percent, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is not married). The participant may elect to waive the annuity form of benefit described above and receive benefits under the Retirement Plan in an optional annuity form or an immediate or deferred lump sum. Participants may elect one of the optional forms of benefit with respect to the accrued benefit as of December 31, 1995 if the individual participated in the Retirement Plan as of such date.

     The Internal Revenue Code of 1986, as amended (the "Code"), limits annual retirement benefits that may be paid to, and compensation that may be taken into account in the determination of benefits for, any person under a qualified retirement plan such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of such plan, exceeds the Code limitations, the Company has adopted the Woolworth Corporation Excess Cash Balance Plan (the "Excess Plan"), an unfunded, nonqualified benefit plan, under which the individual is paid the difference between the Code limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

     In addition, the SERP, which is an unfunded, nonqualified benefit plan, provides for payment by the Company of supplemental retirement, death and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries. The named executive officers and one of the other executive officers of the Company are participants in the SERP. Under the SERP, the Compensation Committee of the Board of Directors sets an annual targeted incentive award for each participant consisting of a percentage of salary and bonus based on the Company's performance against target. Achievement of target results in an eight percent credit to a participant's account. The applicable percentage decreases proportionately to the percentage of the Company's performance below target, but not below four percent, and increases proportionately to the percentage of the Company's performance above target, but not above 12 percent. Participants' accounts accrue simple interest at the rate of six percent annually.

     The table below provides the estimated annual benefit for each of the individuals named in the Summary Compensation Table stated as a single life annuity under the Retirement Plan, the Excess Plan, and the SERP. The projections contained in the table assume each such person's continued employment with the Company to his normal retirement date and that compensation earned during each year after 1996 to the individual's normal retirement date remains the same as compensation earned by him during 1996. The projections in the table below are based upon the greater of the accrued benefit as of December 31, 1995 or a single life annuity determined by converting the account balance projected to normal retirement date using a 6.55 percent interest rate at normal retirement age based on the average rate as published in Federal statistical release H.15 (519) for 30-year U.S. Treasury Bills for December 1995. The applicable interest rate is the rate specified in sec.417(e)(3)(A)(ii)(II) of the Code.

                                                TOTAL ANNUAL BENEFIT          TOTAL ANNUAL BENEFIT
                                                    FOR YEARS 1-3          FOR YEARS 4 AND SUBSEQUENT
    NAMED EXECUTIVE OFFICER                    FOLLOWING RETIREMENT(A)      FOLLOWING RETIREMENT(A)
    -----------------------------------------  -----------------------     --------------------------
    R. N. Farah..............................        $ 2,526,771                    $211,685
    M. J. Branman............................            609,098                      50,949
    J. E. DeWolf III.........................            515,570                      42,650
    A. P. Hines..............................            115,616                       9,113
    D. W. Hilpert............................            486,449                      31,902

---------------
(a) The amounts stated for years 1-3 following retirement include the SERP benefits, payable as a lump sum spread over a three-year period. The SERP projections assume an annual eight percent credit to the participants' accounts. Beginning with the fourth year following retirement, the individuals' annual benefits will not include any SERP payments and, therefore, their annual benefits for those years will be reduced accordingly.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with R. N. Farah, D. W. Hilpert and A. P. Hines.

     At the time of Mr. Farah's election as Chairman of the Board and Chief Executive Officer in December 1994, the Company entered into an employment agreement with him. During the contract term, Mr. Farah will receive a base salary of $1,500,000 per year. The term of the employment agreement is through January 31, 2000. In addition, Mr. Farah participates in the Annual Plan and the Long-Term Plan. His payout at budget under the Annual Plan is 50 percent of base salary.

     Pursuant to the employment agreement, in 1994 Mr. Farah was granted an option to purchase 800,000 shares of Common Stock, and the Company issued 200,000 shares of restricted stock to him. The shares of restricted stock are subject to a restriction related to Mr. Farah's continued employment with the Company, and vest at 20 percent per year at the end of the first through fifth years of employment.

     In the event Mr. Farah's employment is terminated by him for good reason or by the Company without cause, then Mr. Farah would be entitled to payments of any unpaid base salary for the period prior to termination, any declared but unpaid bonuses and amounts due under any employee benefit or incentive plan, and one additional year's worth of restricted stock would then immediately vest. Thereafter, for a period ending on the earliest of
(a) January 31, 2000, (b) three years from the end of the employment period, (c) his death, or (d) the violation of any post-employment contract requirements, Mr. Farah would be entitled to receive payments equal to his annual base salary immediately prior to termination. In the event of termination following a Change in Control, as defined in the agreement, Mr. Farah would receive the payments described above for a period not to extend beyond January 31, 2000. Further, all of Mr. Farah's unvested shares of restricted stock, as well as all unvested stock options, would immediately vest.

     In connection with D. W. Hilpert's election as President and Chief Operating Officer, the Company entered into an employment agreement with him for a three-year term. Pursuant to the terms of the agreement, Mr. Hilpert receives an annual base salary of $750,000. Mr. Hilpert participates in the Annual Plan and the Long-Term Plan. His payout at budget under the Annual Plan is 50 percent of his base salary.

     In the event that Mr. Hilpert's employment is terminated by him for good reason or by the Company without cause (or if the Company does not extend the term of the employment agreement after its initial three-year term under substantially similar terms and conditions), Mr. Hilpert would be entitled to payments of any unpaid base salary for the period prior to termination, any declared but unpaid bonuses, amounts due under any employee benefit or incentive plan, and an amount, not exceeding $1.3 million, to compensate him for the benefit Mr. Hilpert would have received under his previous employer's supplementary plan. Thereafter, for a period ending on the earliest of (a) the later of May 15, 1998 or one year from the termination date, (b) his death, or
(c) the violation of any post-employment contract requirements, Mr. Hilpert would be entitled to receive payments equal to his annual base salary immediately prior to such termination. Upon the occurrence of a Change in Control, as defined in the agreement, subject to the Compensation Committee's approval (if required), all of Mr. Hilpert's unvested stock options would fully vest.

     The Company has an employment agreement with A. P. Hines as Senior Vice President and Chief Financial Officer, for a term ending January 31, 1998. Pursuant to the terms of the agreement, Mr. Hines will receive an annual base salary of not less than $350,000. In the event there is a Change in Control of the Company, as defined in the agreement, and Mr. Hines' employment is terminated within six months following the Change in Control, he would receive a lump sum amount equal to two times his annual base salary then in effect. In the event of any other termination of employment or if the Company breaches any material provision of the employment agreement, Mr. Hines would be entitled to payment of his then-applicable base salary until the earlier of January 31, 1998, his death, or his breach of the confidentiality or non-competition provisions of the agreement, subject to reduction for any other compensation earned.

     The Company has entered into Senior Executive Severance Agreements (the "Severance Agreements") with M. J. Branman, J. E. DeWolf III and one other executive officer, which provide for severance payments if their employment is terminated by the Company without cause or by them for good reason. In the event such officer's employment is terminated within 12 months following a Change in Control, he will receive two weeks' salary plus annual prorated bonus for each year of service, with a minimum of 78 weeks. If such termination does not occur within 12 months following a Change in Control, he will be entitled to receive two weeks' salary plus annual prorated bonus for each year of service, with a minimum of 26 weeks. With respect to Mr. DeWolf, the payment specified in the preceding sentence may not be less than his annual base salary. With respect to
M. J. Branman, if the total severance benefit he would be entitled to is less than the sum of the following amounts in the year of termination: (i) his annual base salary,
(ii) his expected annual bonus at target and (iii) his expected discretionary bonus at target, then he may be entitled to receive additional payments from the Company in the amount of the difference.

     The Company has established a trust (the "Trust") in connection with certain of its benefit plans, arrangements, and agreements, including certain of those described above, and other benefit plans, agreements or arrangements that may, at the request of the Company, hereafter be covered (collectively, the "Benefit Obligations"). Under the Trust agreement, in the event of a Change in Control of the Company (as defined therein), the trustee would pay to the persons entitled to the Benefit Obligations, out of funds held in the Trust, the amounts to which such persons may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company (as defined in the Trust agreement), the Company is required to fund the Trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee is required to make payments of Benefit Obligations, to the extent such payments are not made by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the following individuals (none of whom had been an officer or employee of the Company or any of its subsidiaries) served on the Compensation
Committee: J. Gilbert Jr. (to June 12, 1996), P. H. Geier, Jr., S. H. Knox III (to May 22, 1996), M. P. MacKimm and J. E. Preston. There were no interlocks with other companies within the meaning of the SEC's proxy rules.

                COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), composed of the directors listed below, none of whom are officers or employees of the Company or any of its subsidiaries, has responsibility for all compensation matters involving the Company's executive officers and for significant elements of the compensation of the chief executive officers of its operating units.

     Compensation Policy. It is the policy of the Committee to design and maintain a compensation policy that will enable the Company to attract, motivate, and retain executive officers and the chief executive officers of its operating units by providing a fully competitive total compensation opportunity. This policy provides for (i) competitive base salaries, which reflect the responsibilities of the position held and performance in the position; (ii) annual incentive opportunities payable in cash, which are based on the Company's achievement of previously specified performance goals; (iii) long-term incentive opportunities, payable in stock or cash, which are based on the Company's achievement of previously specified performance goals; and (iv) long-term stock-based incentive opportunities, which are designed to strengthen the mutuality of interest between participating associates and the shareholders. The Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment in establishing performance criteria, evaluating performance, and determining actual incentive payment levels. For senior level management associates the compensation policy provides that a greater percentage of total compensation will be at risk, dependent upon the Company's performance in relation to targets established under incentive compensation plans, or, in the case of stock options, increases in the price of the Company's Common Stock.

     Compensation Program. In 1995 the Committee conducted a study of the Company's compensation policy and programs. In light of that study, fairly significant changes to the Company's compensation programs for its executive officers took place beginning in 1996. The Committee has established a total compensation program for senior executive officers (the Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, and Senior Vice Presidents) and the chief executive officers of its operating businesses consisting of five components: base salary, participation in the Annual Plan, participation in the Long-Term Plan, stock option grants, and the opportunity to participate in the employee stock purchase program. We note that the Company's shareholders, at annual meetings in prior years, have approved the Annual Plan, the Long-Term Plan, the 1995 Award Plan, and the 1994 Stock Purchase Plan. With the exception of participation in the Long-Term Plan, the Company has a substantially similar compensation program for its other executive officers and management employees.

     Beginning in 1996, as part of its strategic turn-around plan, the Company put into place a new performance review program for all of its management associates. A performance evaluation of each management associate is conducted at the beginning of each year, based upon goals, responsibilities, and other performance criteria established at the beginning of the prior year. Salary recommendations are then made based upon the results of this performance review. With regard to executive officers and the chief executive officers of the Company's operating units, management makes these salary recommendations to the Committee. The Committee then reviews the base salaries of these individuals and determines the changes, if any, that should be made to those base salaries based upon the officer's performance and to maintain a competitive position with other national retail companies.

     At the beginning of each year, the Committee also establishes the performance goals under the Annual Plan for that year and under the Long-Term Plan for the three-year performance period then beginning. Payments under the Annual Plan for 1996 were based on a combination of the pre-tax earnings and percentage return on invested capital of the Company in relation to targets established by the Committee. In 1996, these targets for executive officers were equal to the pre-tax earnings and percentage return on invested capital set in the Company's operating budget for the year. Approximately [500] key management employees, including executive officers, are participants in the Annual Plan. The chief executive officers of the operating units participate in annual bonus plans with goals tied to operating results of their respective units. Payments under the Long-Term Plan are based on a combination of cumulative net income and percentage return on invested capital of the Company during the three-year performance period, in relation to targets established by the Committee.

     Each year the Committee considers granting options to purchase Common Stock to key employees, including executive officers. Stock option grants are intended to provide additional incentive for superior performance by officers and key employees who have the most impact on the management and success of the Company's businesses. Stock options granted by the Committee in 1996 generally vest in three equal annual installments beginning on the first anniversary of the date of grant. Approximately 300 employees participate. Also, qualified executive officers and other employees may purchase shares of Common Stock under the 1994 Stock Purchase Plan.

     The Company's performance for 1996 slightly exceeded both the pre-tax earnings and the percentage return on invested capital performance targets set under the Annual Plan, and payments were made to the executive officers under that plan, including the payments to the named executive officers shown in the
table on page      . Nineteen ninety-six was the end of the final performance period under the Company's former long-term incentive compensation plan. No payments were made under that plan for the 1994-96 performance period in view of the Company's not having attained the established performance goals.

     During the three-year period 1996-1998, while the Company implements its turn-around plan, its compensation program places greater emphasis on the granting of stock options to its executive officers, the chief executive officers of its operating units, and certain other senior management associates as a means of better aligning the interests of the Company's managers with those of its shareholders through the opportunity to have equity participation of a size and nature significant to the individual. In determining the number of options to be granted to executive officers, the Committee considered a number of factors, including the position held by the individual, his or her performance, the number of options granted in previous years, and the financial results of the Company for the prior year. With regard to executive officers recruited in 1996, the Committee considered the need to provide an incentive for those individuals to join the Company through a significant equity participation. In 1996, the Committee granted to the named executive officers
the stock options shown in the table on page      .

     Chief Executive Officer's Compensation. Pursuant to the provisions of an employment agreement negotiated with Mr. Farah at the time of his recruitment to become Chairman of the Board and Chief Executive Officer of the Company in 1994, and approved by the Committee, Mr. Farah, during the contract term, receives a base salary of $1,500,000 per year. The term of the employment agreement is through January 31, 2000. In addition, Mr. Farah participates in the Annual Plan and the Long-Term Plan. His payment under the Annual Plan if the bonus targets are achieved would be 50 percent of base salary and his payment under the Long-Term Plan at the end of the 1996-98 performance period, if the bonus targets are achieved, would be 163 percent of base salary. In 1996, as the pre-tax profit and percentage return on invested capital targets set by the Committee for the year were slightly exceeded, he earned an annual bonus of $780,900, which represents 52.06 percent of his base salary.

     At the time he joined the Company, Mr. Farah received an option to purchase 800,000 shares of Common Stock, under the provisions of the 1986 Option Plan, at $13.625 per share, the fair market value on the date of grant. No further stock option grant has been made to him since that time. In addition, as provided for in his employment agreement, the Company issued 200,000 shares of restricted stock to him in January 1995. The shares are subject to a restriction related to his continued employment in the position of Chairman of the Board and Chief Executive Officer, and vest at 20 percent per year at the end of the first through fifth years of employment. As of January 31, 1997, the restrictions have lapsed on 80,000 of these shares. In 1996, Mr. Farah purchased 1,626 shares of Common Stock at $13.07 per share under the provisions of the Stock Purchase Plan.

     It is generally the Committee's view that the compensation plans and programs of the Company should be designed and administered in a manner that ensures the tax deductibility by the Company of compensation paid to its executives. Nevertheless, the Committee recognized that, pursuant to the provisions of Section 162(m) of the Code, the portion of Mr. Farah's base salary that exceeds $1,000,000 and most of the compensation related to the restricted stock grant made to him are not deductible. It was the view of the

Committee that the benefits of securing Mr. Farah's services outweighed the Company's inability to obtain a tax deduction for that portion of his compensation.

     Mr. Farah's compensation arrangements with the Company in 1996 were unchanged from those negotiated by the Company and Mr. Farah at the time he joined the Company in December 1994. In approving these compensation arrangements at that time, the Committee considered that the elements of Mr. Farah's compensation package were the result of negotiation between the Company and Mr. Farah, following a search that identified Mr. Farah as the best candidate for the Chief Executive Officer's position.

                                          James E. Preston, Chairman
                                          Philip H. Geier, Jr.
                                          Margaret P. MacKimm

PERFORMANCE GRAPH

     The performance graph which follows compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Retail Stores Composite Index from January 31, 1992 through January 31, 1997. The graph assumes an investment of $100 in the Company's Common Stock and in each index on January 31, 1992, and that all dividends were reinvested.

        Measurement Period             Retail Stores
      (Fiscal Year Covered)              Composite            S&P 500         Woolworth Corp
Jan-92                                      100                 100                 100
Jan-93                                   121.75              111.51              104.19
Jan-94                                   115.87              124.74               94.98
Jan-95                                   107.13              125.42               60.87
Jan-96                                   115.57              173.32                43.9
Jan-97                                   138.17              218.47               79.51

                 2.  APPROVAL OF AMENDMENTS TO THE CERTIFICATE
                          OF INCORPORATION AND BY-LAWS

     On March 12, 1997, the Board of Directors approved, and recommended for adoption by shareholders at this annual meeting, (i) an amendment to Article Seventh of the Company's Certificate of Incorporation to eliminate the provision setting a minimum and maximum range for the number of directors and (ii) to amend Article II, Section 1 of the Company's By-laws to set the range of directors at between 9 and 17 persons, with the exact number within this range to be determined by the entire Board of Directors. The Certificate of Incorporation currently provides that the Board of Directors shall consist of not less than 11 or more than 19 persons, with the exact number to be determined from time to time by resolution of the Board of Directors. The By-laws currently provide that the number of directors shall be determined in the manner set forth in the Certificate of Incorporation. For the reasons described below, the Board of Directors believes that it would be in the best interests of the Company and its shareholders to reduce the minimum and maximum number of directors by two persons. To accomplish this reduction and to provide for the number of directors in the By-laws, it is necessary to amend the applicable provisions of the Company's Certificate of Incorporation and By-laws.

REASONS FOR AMENDMENT

     The Board of Directors believes that reducing the minimum and maximum size of the Board will promote efficiencies by allowing the Company to have a slightly smaller Board, which should facilitate communications and decision making. Additionally, the Board may avoid the situation of having to quickly fill unexpected vacancies in order to meet the existing minimum size requirements. Thus, when vacancies occur, the Board will have the flexibility to conduct an organized search for a replacement, thereby preserving the high quality of the Board and maintaining its diversity of experience. Finally, the present maximum of 19 directors has never been utilized by the Company since the 1989 Share Exchange between the Company and FWW. Given the current size of the Board and the Boards of other major corporations, such a large maximum number of directors is unlikely to be utilized.

     The Company would continue to be required to seek shareholder approval for any future amendments to Article II, Section 1 of the By-laws, as proposed to be amended. In that event, shareholders would need to approve such amendments by a majority of the votes cast at the meeting.

     The Board of Directors believes that the adoption of the proposed amendments to the Certificate of Incorporation and By-laws is in the best interests of the Company and the shareholders. Accordingly, the Board is proposing that the first sentence of that Article Seventh of the Certificate of Incorporation be amended to eliminate the provision stating a minimum and maximum number of directors and that Article II, Section 1 of the By-laws simultaneously be amended to provide for a range of between 9 and 17 directors, with the exact number to be determined by the entire Board of Directors.

     The full text of the first sentence of Article Seventh of the Certificate of Incorporation and the full text of Article II, Section 1 of the By-laws, as proposed to be amended, are as follows:

CERTIFICATE OF INCORPORATION

     "SEVENTH. -- The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors."

BY-LAWS

  "ARTICLE II

     "Section 1. The number of directors constituting the entire Board of Directors shall be not less than 9 or more than 17, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors. At each annual meeting of shareholders, directors shall be elected to hold office by a plurality of the votes cast."

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2.

         3.  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP ("KPMG") as independent accountants of the Company for the fiscal year that began January 26, 1997, subject to ratification by the shareholders at the 1997 annual meeting. A resolution for such ratification will be presented at the 1997 annual meeting.

     KPMG has no interest, financial or otherwise, direct or indirect, in the Company other than as independent accountants.

     Representatives of KPMG are expected to be present at the 1997 annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

                             SHAREHOLDER PROPOSALS

               4.  SHAREHOLDER PROPOSAL ON DIVIDEND REINSTATEMENT

     The Board of Directors has been informed that Greenway Partners, L.P., 277 Park Avenue, New York, New York 10017, beneficial owner of 8,071,922 shares, intends to present the following proposal for consideration and action at the annual meeting:

          "RESOLVED, that shareholders hereby request and recommend that the Board of Directors reinstate a cash dividend payable on the shares of Common Stock of Woolworth Corporation."

THE SHAREHOLDER'S REASONS

     "Until recently, Woolworth had a long and proud tradition of paying dividends. The 1994 Annual Report stated: "Cash dividends have been paid to common shareholders every quarter since 1912." That 83 year tradition ended in April 1995 when the dividend to common shareholders was eliminated completely. But, Woolworth today is a far stronger company. A dividend -- even a nominal one of ten or twelve cents per quarter -- will show the market that the management of Woolworth has confidence in the strength of the turnaround.

     "In addition, reinstating a dividend would increase the universe of potential purchasers of Woolworth Common Stock. Many institutions are precluded by their bylaws from owning common stocks which pay no cash dividends. But, that prohibition disappears if even just a nominal dividend is paid. Moreover, Woolworth has the distinction of being one of the 30 stocks in the Dow Jones Industrial Average (DJIA). Besides the prestige factor, there is the practical advantage of being a part of an index whose securities are often purchased by major institutional buyers. Of the 30 stocks in the DJIA, all but Woolworth and Bethlehem Steel pay a dividend. We believe that reinstating a dividend will help Woolworth remain a part of the DJIA.

     "Some investment bankers may extol the virtues of stock buybacks as a means to improve share performance instead of dividend increases. In our opinion, that approach is best suited for companies which already pay some cash dividend. Therefore, if given a choice, we would favor first reinstating a dividend at Woolworth. No doubt, many shareholders would welcome the cash income stream. In particular, we believe that retiree shareholders on fixed incomes -- including those who dedicated their working careers to Woolworth -- would favor a cash dividend.

     "The proponent and its affiliates together own six percent of the Common Stock, which is over 8,000,000 shares. We are long-term investors who take our investment in Woolworth very seriously. At last year's Annual Meeting, we sponsored the resolution to spin-off Foot Locker as a separate public company. Although we continue to believe that Woolworth will do even better once a spin-off occurs, we acknowledge that the company's fortunes have improved dramatically. Not only has Foot Locker continued to excel, but other parts of the business are beginning to show signs of a turnaround. Success at Woolworth should be signaled to the market and shareholders alike by reinstating a dividend.

     "We urge all shareholders to join us in asking management to reinstate a dividend. Consistent with the proxy rules, the dividend proposal is couched as a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor should, in our opinion, be regarded as a mandate to reinstate a dividend. SEND THAT MESSAGE TO THE BOARD BY VOTING FOR THE REINSTATEMENT OF A CASH DIVIDEND."

THE BOARD OF DIRECTORS' RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

     The Board of Directors unanimously recommends a vote AGAINST the proponent's proposal to reinstate a dividend at this time on the Company's Common Stock because it is not in the Company's and, ultimately our shareholders', best interests.

     In the process of rebuilding the Company, the Board of Directors had to make some difficult decisions. One of those decisions was to eliminate the payment of a dividend in April 1995. Although the Company had consistently paid a dividend prior to that point, it often had to divert funds that could have been reinvested in its business. In deciding to eliminate the dividend, the Board believed that concentrating our assets, including cash, in those areas where they may be most effective, would better facilitate our plan to financially strengthen and rebuild the Company. Since 1994, the Company has reduced its debt by $591 million, generated cash proceeds of $59 million from the sale of underperforming businesses and $163 million from the sale of real estate and improved profitability by 260 percent. At the same time, the Company reduced capital expenditures to $134 million in 1996, as we focused on turning around our businesses. Now, we are preparing to reinvest in our businesses to provide long-term growth opportunities and position the Company to compete in the 21st Century.

     The proponent's focus on a dividend payout ignores the value of capital appreciation. When we made the decision to eliminate the dividend in April 1995,
the Company's Common stock was trading at $          . Today, due in part to the
significant improvement in the Company's financial condition as well as the determined efforts of the Board of Directors, management, and all of the Company's associates, the Company's Common Stock has increased in value by
percent and, as of April 1, 1997, was trading at $          . While the Company
is on track to financial health, the proponent's suggestion for a nominal payout -- just to preserve a dividend tradition -- would not, in our view, be prudent when those funds would ultimately better serve shareholders if channeled back into the continuing improvement of our operating businesses.

     The Board of Directors and management regularly evaluate the possibility of reinstating a dividend as well as alternative methods of returning cash to shareholders, such as share repurchases. The Board of Directors will consider the reinstatement of the dividend and/or share repurchases when, in our view, the Company is in a better position to support such a strategy and continue to keep our businesses healthy and vibrant in the competitive retail environment in which we operate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

        5.  SHAREHOLDER PROPOSAL ON EQUAL EMPLOYMENT OPPORTUNITY REPORT

     The Company has been informed that The Board of Pensions of the Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202-1396, beneficial owner of 34,000 shares, intends to present the following proposal for consideration and action at the annual meeting:

     "Woolworth Corporation employed approximately 94,000 full and part-time employees in January 1996.

     "In 1994 corporations spent more than $2.2 billion on legal fees and related discrimination settlements. The Equal Employment Opportunity Commission
(EEOC) reported that over 155,000 discrimination complaints were filed in 1994. The costly legal expenses, and the financial consequences of a damaged corporate image from discrimination allegations place equal and fair treatment high upon a priority list for shareholders. Companies must better reflect the marketplace and their customers through a diverse work force.

     "CEO's from 28 major companies have cited changing demographics of the labor force, the diverse national consumer market, and rapid globalization of the marketplace as reasons for expanding diversity. Corporate publications available to their shareholders such as Capital Cities/ABC's Commitment Report for shareholders, Kmart Corporation's Reflections of America, and Sears' Corporate Responsibility Report, just to name a few, are disclosing EEO statistics for public review.

     "Concerned investors have watched closely the bi-partisan Glass Ceiling Commission which was established to study and make recommendations on the Glass Ceiling by 1995. Former Secretary of Labor, Robert Reich, and a 21 member Glass Ceiling Commission released a report called "Good for Business: Making Full Use of The Nation's Human Capital." An important analysis for shareholders, this report shows that in the U.S. we select from less than 1/2 the total talent in our work force. For example, women and minorities who represent over 57% of the work force represent only 3% of the executive management positions. Women who were awarded more than half of all master degrees represent less than 5% of senior-level management positions. This serious deficiency hinders our ability to select the most talented people for top management positions. It affects our competitive position if we stifle this gifted portion of our work force.

     "Resolved: the shareholders request the board of directors prepare a report at reasonable cost, to be available to shareholders by September 1997, excluding confidential information and focusing on the following areas:

          1. A chart identifying employees according to their sex and race in each of the nine major EEOC defined job categories for 1994, 1995, 1996, listing either numbers or percentages in each category.

          2. A summary description of any Affirmative Action polices to improve performances, including job categories where women and minorities are underutilized.

          3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities.

                              SUPPORTING STATEMENT

     Through this resolution we are asking our company to report to shareholders progress we have made and obstacles yet to overcome. We believe that disclosure of equal employment information demonstrates a company's commitment to fairness, motivates managers to develop a more diverse workforce, and permits stockholders to measure progress over time.

     The public disclosure of EEO information by major corporations, including competitors of our company, proves public reporting can be done without violating confidentiality or risking competitive disadvantage. In fact, such openness would show that our company is proud of its record, and has nothing to hide.

     "If you agree, please support this resolution."

THE BOARD OF DIRECTORS' RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL   .

     An important element of the Company's effort to become a world-class retailer is its commitment to providing equal employment opportunity and having a diverse workforce at all levels of the organization.

     This commitment is reflected in many ways. The Company's Code of Business Conduct requires that the Company's work environment be free from discrimination and harassment based on race, color, religion, national origin, sex or other factors that are unrelated to the Company's legitimate business interests. Business units maintain active minority recruitment programs and regular, on-going training and monitoring programs designed to promote and maintain a diverse workforce. Senior management is actively engaged in establishing policy and in reviewing the relevant performance of business units and individual executives.

     The Company is proud of its record in recruiting and promoting minorities and women. A significant percentage of its workforce, and of the management level of its workforce, is composed of women and minorities. This diversity is reflected, as well, in the Company's Board of Directors, which has actively supported the Company's efforts in this area.

     Nevertheless, the Board of Directors unanimously opposes this shareholder proposal. In its view, the publication of such a report serves no useful purpose; creates a focus in the organization on statistics, rather than on programs; and is a use of the Company's limited human resources that are better deployed in the programs that promote and help ensure the diverse workforce that is a necessary component of the Company's long-term success.

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
PROPOSAL   .

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     All proposals of shareholders which are the proper subject for inclusion in the proxy statement that will be sent to shareholders in connection with the 1998 annual meeting must be received by the Secretary of the Company no later than January 7, 1998. All such proposals should be addressed to: Secretary, Woolworth Corporation, 233 Broadway, New York, New York 10279.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented at the 1997 annual meeting. If other matters properly come before the meeting, including matters which may have been proposed for inclusion in the Company's proxy materials but were omitted pursuant to the rules of the SEC, the persons named as proxies will vote on such matters in accordance with their best judgment.

                                                     By Order of the Board of
                                                             Directors
                                                          GARY M. BAHLER
                                                             Secretary

May 5, 1997

                               PROXY

WOOLWORTH CORPORATION
---------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting to be held on June 12, 1997.

Gary M. Bahler, Roger N. Farah, Dale W. Hilpert, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Woolworth Corporation, to be held on June 12, 1997, at 10:00 A.M., local time, at The New York
Marriot Financial Center Hotel, 85 West Street, New York, New York 10006, and at any adjournment thereof, upon the matters set forth in the Proxy Statement dated May 5, 1997 and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting, including matters which may have been proposed for inclusion in the Company's proxy materials but were omitted pursuant to the rules of the Securities and Exchange Commission.

Proposal 1--Election of Directors.

Nominees for Terms Expiring at the Annual Meeting in 2000: Jarobin Gilbert Jr., Margaret P. MacKimm and John J. Mackowski

COMMENTS: (also use for change of address)____________________________________


______________________________________________________________________________
If you have written in the above space, please mark the corresponding box on the reverse side of this card.

PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

You may specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The persons named above as proxies cannot vote your shares unless you sign and return this card.

                                 CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

        Please mark your                                   1541
        votes as in this
        example.

    This Proxy when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1,2 and 3, and AGAINST Proposals 4 and 5.


        Directors recommend a vote "FOR"


         FOR   WITHHELD        FOR AGAINST ABSTAIN

1. ELECTIONS OF
   DIRECTORS
   (see reverse
   side).

FOR, except vote withheld from the following nominee(s).

2. APPROVAL OF
   AMENDMENTS TO THE
   CERTIFICATE OF
   INCORPORATION AND
   BYLAWS

3. APPOINTMENT OF
   INDEPENDENT
   ACCOUNTANTS

Directors recommend a vote "AGAINST"

FOR   AGAINST   ABSTAIN

4. SHAREHOLDERS PROPOSAL ON
   DIVIDEND REINSTATEMENT

5. SHAREHOLDER PROPOSAL ON
   EQUAL EMPLOYMENT
   OPPORTUNITY REPORT


   I plan          Change of
to attend           Address/
  meeting        Comments on
                Reverse Side


-------------------------------------------------------
SIGNATURES(S)                                     DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 1997 Annual Meeting of Shareholders of Woolworth Corporation and any adjournment thereof.